EXHIBIT 99.2

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES RAISES GUIDANCE

FOR Q1 AND FULL YEAR 2004

Higher Anticipated Revenues and Earnings Due To Stronger Unit Shipments

in the Wireless and Consumer Electronics Markets

SAN JOSE, Calif., March 8, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA), a technology developer and services provider for semiconductor chip-scale and multi-chip packages, is raising its financial guidance for the first quarter and full year 2004 in response to improved market conditions in the semiconductor industry, particularly in the wireless segment, and increased adoption of Tessera’s technology in consumer electronics products.

For the first quarter ending March 31, 2004, Tessera now expects revenues in the range of $12.0 to $12.5 million, net income of $3.4 to $3.8 million and earnings per diluted share of approximately $0.08. The company had previously guided for revenues of $11.0 to $11.5 million, net income of $3.0 to $3.4 million and earnings per diluted share of approximately $0.07. Tessera’s updated guidance for Q1 2004 includes absorbing approximately $500,000 in nonrecurring expenses associated with the secondary offering separately announced today. Without these nonrecurring secondary offering expenses, the company would expect first quarter net income of $3.9 to $4.3 million and earnings per diluted share of $0.09.

For the full year 2004, Tessera now expects revenues of $53.0 to $55.0 million, net income of $18.5 to $20.5 and earnings per diluted share of $0.40 to $0.45, compared to previous guidance of revenues of $50.0 to $52.5 million, net income of $16.0 to $18.5 million and earnings per diluted share of $0.35 to $0.40.

“Several factors are driving our improved outlook in 2004,” stated Bruce McWilliams, Tessera’s chairman, president and chief executive officer. “First, cell phone shipments were more robust than expected in the fourth quarter of 2003. Furthermore, we believe demand for wireless products will remain at a higher level than had previously been anticipated for 2004, based upon market research and the current business outlook of many of our major customers. Second, we are experiencing faster adoption of our chip-scale and multi-chip packages as the consumer electronics industry drives toward greater levels of miniaturization and functionality. In addition, we have reached an agreement with one of the world’s largest consumer electronics product manufacturers that brings them into full compliance with our licensing agreement. As a result of these developments, we now have higher expectations for royalty revenues from licensed consumer IC manufacturers. Assuming these positive market conditions persist, our continued execution of our business strategy should result in improved results to the bottom line.”

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, the pace of adoption of Tessera’s chip scale and multi-chip packaging technologies by the consumer electronics industry, Tessera’s ability to protect its intellectual property and increases in the costs of that effort and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1, filed with the Securities and Exchange Commission on September 4, 2003, as amended, include more information about factors that could affect the company’s financial results.

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